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                                                                    EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF REGISTRANT
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Mac-Gray Investments, Inc., a Delaware corporation

Mac-Gray Services, Inc., a Delaware corporation

MI Acquisition Corp., Inc., a Delaware corporation

Sun Services of America, Inc., a Delaware corporation which does business under its own name and under the following names:

     Atlantic Coin Laundry
     Bay & Gulf Laundry Equipment
     Coin Laundry Leasing
     Coin Operated Apartment Laundries
     H & H Laundry Equipment
     Hicks Laundry Equip-Leasing
     Hicks Laundry Equipment
     Hicks Laundry Supplies
     JMN Laundry Equipment
     Keewes Laundry Services
     Laundry Concessions
     Laundry Leasing Services
     M & M Laundry Equipment
     Rainbow Laundry Leasing
     Sun Services